POWER OF ATTORNEY


Know all persons by these presents, that Kevin T. O'Malley has granted to James W.A. Ladner, a limited,revocable power of attorney effective
July 30, 1997,for the sole purpose of filing any Form 3, Form 4,and Form 5 on his behalf with the United States Securities Exchange
Commission in connection with his
association with St. Jude Medical, Inc.

IN WITNESS WHEREOF, I have set my hand.

/s/ Kevin T. O'Malley
Kevin T. O'Malley